Report of Independent Accountants on Compliance with the Uniform Single Attestation Program for Mortgage Bankers


August 12, 1996

To the Board  of Directors
and Stockholders of
Aames Financial Corporation

We have examined management's assertion about Aames Financial Corporation and its subsidiaries' (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended June 30, 1996 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion of management's assertion about the Company's compliance based on our examination.

Except as described below, our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

The Company has subservicing agreements with Wendover Funding, Inc. (Wendover) and, effective May 20, 1996 with Advanta Mortgage Corp. USA, (Advanta) whereby each of Wendover and Advanta are responsible for the servicing of loans designated by the Company pursuant to the respective agreements. We were not able to perform the procedures required under the USAP for any subserviced loans and, accordingly, our opinion expressed herein relates only to loans serviced by the Company and does not extend to any loans subserviced under subservicing agreements. The outstanding principal amount of loans subserviced at June 30, 1996 was $337 million.

In our opinion, except for the effect of matters we may have discovered had we been able to examine those loans subserviced as described above, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended June 30, 1996 is fairly stated, in all material respects.


/s/ Price Waterhouse LLP
- ------------------------------
Price Waterhouse LLP

August 12, 1996




Price Waterhouse LLP
400 South Hope Street
Los Angeles, CA   90071-2889

Dear  Sirs:

We confirm, to the best of our knowledge and belief, the following representations made to you during your performance of certain agreed-upon procedures, solely to assist us and the users as specified in the applicable servicing agreements in evaluating our assertion that Aames Financial Corporation and subsidiaries (the Company) complied with the minimum servicing standards in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended June 30, 1996.

1.	We acknowledge management's responsibility to comply with
the minimum servicing standards in the USAP.

2.	We acknowledge management's responsibility for
establishing and maintaining an effective control system over compliance with the minimum servicing standards.

3.	We have evaluated the Company's compliance with the
minimum servicing standards.

4.	We  believe that the Company's complied with the minimum
servicing standards of the USAP as of and for the year ended June 30, 1996.

5.	We are not aware of any noncompliance with the minimum
servicing standards.

6.	We have made available to you all documentation related
to compliance with the minimum servicing standards.

7.	We have received no communications from regulatory
agencies or other practitioners concerning possible noncompliance with the minimum servicing standards, including communications received between June 30, 1996 and August 12, 19965.



August 12, 1996
Price Waterhouse LLP
Page 2


8.	We know of no noncompliance occurring subsequent to the
year ended June 30, 1996.



Yours truly,


/s/Gary K. Judis				/s/Gregory J. Witherspoon
- ------------------------                       ---------------------------
Gary K. Judis					Gregory J. Witherspoon
President, and					Executive Vice President,
and Chief Executive Officer			Chief Financial Officer


/s/ Bobbie Burroughs				/s/Mark E. Elbaum
________________________                        ___________________________
Bobbie Burroughs				Mark E. Elbaum
Executive Vice President			Senior Vice President --Finance
Corporate Secretary


/s/John F.P. Lamb				/s/Cary H. Thompson
- -------------------------                       -----------------------------
John F. P. Lamb Associate 			Cary H. Thompson
Associate General Counsel			Chief Operating Officer


/s/ Allan B. Polin
- -------------------------
Allan B. Polin
Executive  Vice President